EXHIBIT (a)(1)(J)

This confirms our receipt of your Election to Participate, which is your election to exchange all of your eligible options in accordance with the terms and conditions of the Stock Option Exchange Program.

Your election to exchange your eligible options may only be withdrawn by properly submitting a Notice of Withdrawal to the Stock Option Department at any time prior to 12:00 midnight, Eastern Standard Time on February 14, 2002.

If you have questions, you may contact the Stock Option Department at stock-options@wcom.com or call 601-460-8001 or toll free 1-877-999-7780.